Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated April 1, 2024 except for presentation of discontinued operations and note 6 for the date which is January 3, 2025 relating to the consolidated financial statements which appeared in Beeline Holdings, Inc. and Subsidiaries Annual Report for the year ended December 31, 2023 and the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ M&K CPAS, PLLC

The Woodlands, TX
October 21, 2025